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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*

                         Wyman Park Bancorporation, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    98308610
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  July 10, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1  of  12  pages.
                                   ---    ----
                        Exhibit Index located on Page __        SEC 1746 (12-91)

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 2 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sandler O'Neill Asset Management, LLC

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               New York

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 3 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             SOAM Holdings, LLC

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 4 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          4 of 9

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 5 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          5 of 9

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 6 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                      Page 7 of 12 Pages
  -------------------------                         ----------------------------
  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 8 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, L.P.

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               WC

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

              Cayman Islands

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          8 of 9

                                  SCHEDULE 13D

  -------------------------                         ----------------------------
  CUSIP No. 98308610                                    Page 9 of 12 Pages
  -------------------------                         ----------------------------

  ------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese

  ------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

  ------------------------------------------------------------------------------
     3     SEC USE ONLY


  ------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

               00

  ------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             [_]


  ------------------------------------------------------------------------------
     6     CITIZEN OR PLACE OF ORGANIZATION

              USA

  ------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
           SHARES            ---------------------------------------------------
        BENEFICIALLY         8    SHARED VOTING POWER
          OWNED BY
            EACH                  0
         REPORTING           ---------------------------------------------------
           PERSON            9    SOLE DISPOSITIVE POWER
            WITH
                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  0
  ------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

  ------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                        [_]


  ------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0%

  ------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO

  ------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          9 of 9

         This Amendment No.4 to Schedule 13D relating to Wyman Park Bancorporation, Inc. is being filed on behalf of the undersigned to amend the
Schedule 13D filed by the undersigned dated June 19, 1998, as amended by Amendment No. 1 to the Schedule 13D dated July 17, 1998, Amendment No. 2 to the
Schedule 13D dated September 25, 1998 and Amendment No. 3 to the Schedule 13D dated August 10, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3. Source and Amount of Funds.

        Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

        The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is zero.

Item 5. Interest in Securities of the Issuer.

        Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

        (a) Based upon an aggregate of 822,490 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, as of the close of business on July 10, 2002, none of the Reporting Persons, either individually or in the aggregate, owned shares of Common Stock.

        (b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

        (c) During the sixty days prior to July 10, 2002, MP effected the following transaction in the Common Stock in open market transactions with brokers:

                                              Number            Price
           Date            Action           of Shares         per Share

         07/10/02          Sell               4,900            $14.0206

         During the sixty days prior to July 10, 2002, MHF effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share

         07/10/02          Sell               6,700            $14.0206

         During the sixty days prior to July 10, 2002, MPII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share

         07/10/02          Sell              15,200            $14.0206

         During the sixty days prior to July 10, 2002, MHFII effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share

         07/10/02          Sell              27,100            $14.0206

         During the sixty days prior to July 10, 2002, MO effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share

         07/10/02          Sell               6,100            $14.0206


(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 15, 2002

MALTA PARTNERS, L.P.                            MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                     By: SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                           By: /s/ Terry Maltese
    -----------------------------------             ------------------
        Terry Maltese                                   Terry Maltese
        President                                       President

MALTA PARTNERS II, L.P.                         MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                     By:  SOAM Holdings, LLC,
        the sole general partner                      the sole general partner


By: /s/ Terry Maltese                           By: /s/ Terry Maltese
    -----------------------------------             --------------------
        Terry Maltese                                   Terry Maltese
        President                                       President

MALTA OFFSHORE, LTD                             Sandler O'Neill Asset Management
                                                LLC

By:     Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                           By: /s/ Terry Maltese
    -----------------------------------             -------------------
        Terry Maltese                                   Terry Maltese
        President                                       President

SOAM Holdings, LLC                              Terry Maltese

By: /s/ Terry Maltese                           /s/ Terry Maltese
    -----------------------------------         ----------------------
        Terry Maltese                               Terry Maltese
        President